Exhibit J

               THE UNION LIGHT, HEAT AND POWER COMPANY
                      Schedule of Capitalization
                              As Of
                       December 31, 2004
                              (000s)



                               "50/50" Scenario*          100% Debt Scenario*
                          Current         Proforma      Current        Proforma


Long-term debt due
 within one year        $   -            $   -        $    -          $    -
Notes payable and other
 short-term obligations     -                -             -               -
Notes payable to
 affiliated companies    11,246  150,000   161,246     11,246  322,262  333,508
Long-term debt           94,340             94,340     94,340            94,340
Capital leases            9,137              9,137      9,137             9,137
                            -                -             -               -

  Total Debt           $114,723  $150,000 $264,723   $114,723 $322,262 $436,985


Preferred Stock             -                -             -                -
Common Stock Equity     192,511   172,262  364,773    192,511     -     192,511
  Total Capitalization $307,234  $322,262 $629,496   $307,234 $322,262 $629,496
                     ==============================  ==========================

Total Debt              37.3%                42.1%     37.3%             69.4%
Preferred Stock          0.0%                 0.0%      0.0%              0.0%
Common Stock Equity     62.7%                57.9%     62.7%             30.6%

 Total Capitalization  100.0%               100.0%    100.0%            100.0%
                     =========            =========  ========          ========

*Does not reflect additional consideration of $68 million being transferred from CG&E to Union Light in the form of deferred income taxes and deferred investment tax credits.


                     THE CINCINNATI GAS & ELECTRIC COMPANY
                     Consolidated Schedule of Capitalization
                                      As Of
                                December 31, 2004
                                     (000s)



                               "50/50" Scenario            100% Debt Scenario*

                          Current         Proforma      Current        Proforma

Long-term debt due
 within one year        $    -          $    -        $    -         $    -
Notes payable and other
 short-term obligations      -               -             -              -
Notes payable to
 affiliated companies     180,116         180,116       180,116    -    180,116
Long-term debt          1,612,097       1,612,097     1,612,097       1,612,097
Capital leases             40,128          40,128        40,128          40,128
                             -               -             -              -

  Total Debt           $1,832,341      $1,832,341    $1,832,341  $ - $1,832,341


Preferred Stock            20,485          20,485        20,485          20,485
Common Stock Equity     1,918,713       1,918,713     1,918,713    -  1,918,713

 Total Capitalization  $3,771,539 $ -  $3,771,539    $3,771,539  $ - $3,771,539
                      ============================   ==========================

Total Debt                48.6%           48.6%         48.6%            48.6%
Preferred Stock            0.5%            0.5%          0.5%             0.5%
Common Stock Equity       50.9%           50.9%         50.9%            50.9%

 Total Capitalization    100.0%          100.0%        100.0%           100.0%
                       =========        =========    =========         ========